UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________

FORM S-8
REGISTRATION STATEMENT

Under
The Securities Act of 1933
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TECHNOLOGY RESEARCH CORPORATION
(Exact name of registrant as specified in its charter)

Florida	59-2095002
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

5250 140th Avenue North
Clearwater, Florida  33760
                                                            (Address, including zip code, of Principal Executive Offices)

____________

TECHNOLOGY RESEARCH CORPORATION
AMENDED AND RESTATED 2000 LONG TERM INCENTIVE PLAN
(Full title of the plan)

Owen S. Farren
President and Chief Executive Officer
Technology Research Corporation
5250 140th Avenue North
Clearwater, Florida 33760
(Name and address of agent for service)

(727) 535-0572
(Telephone number, including area code, of agent for service)
Copy of all communications to: Randy K. Sterns, Esq. Bush Ross, P.A. 1801 North Highland Avenue Tampa, Florida 33602 (813) 224-9255 (813) 223-9620

Indicate by check mark whether Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See the definitions of “accelerated filer,” “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company filer ☑

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered[1]	Proposed Maximum Offering Price Per Share[2]	Proposed Maximum Aggregate[2] Offering Price	Amount of Registration Fee
Common stock, $.51 par value	500,000 shares	$1.75 [2]	$875,000[2]	$48.83

(1)
In accordance with the provisions of Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act of 1933 and based upon the average high and low sale price of the Registrant’s Common Stock on the Nasdaq Global Market on March 31, 2009.

INTRODUCTION

This Registration Statement on Form S-8 is filed by Technology Research Corporation, a Florida corporation (the “Company” or “Registrant” or “our”), and relates to 500,000 shares of its common stock, par value $0.51 per share (the “Common Stock”), issuable to eligible employees and directors of the Company under the Technology Research Corporation Amended and Restated 2000 Long Term Incentive Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The purpose of this Registration Statement is to register under the Securities Act of 1933, as amended (the “Securities Act”), 500,000 shares of the Company’s Common Stock, issuable pursuant to the Plan.  As permitted by Rule 428 under the Securities Act, this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the selected participants in the Plan as required by Rule 428(b). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424(b) under the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.                      Incorporation of Documents by Reference.

We have filed with the Commission and hereby incorporate by reference in this Registration Statement the following documents:

(a)           Our Annual Report on our Form 10-K for the year ended March 31, 2008, filed on June 27, 2008;

(b)           Our Proxy Statement for the 2008 Annual Meeting of Stockholders, filed on July 21, 2008;

(c)           Our Quarterly Reports on Form 10-Q for the quarter ended June 30, 2008 filed with the Commission on August 14, 2008, the quarter ended Septmber 30, 2008 filed with the Commission on November 14, 2008 and the quarter ended December 31, 2008 filed with the Commission on February 9, 2009;

(d)           All other reports and information filed pursuant to Section 13(a) or 15(d) of the Exchange Act subsequent to the end of the fiscal year covered by our Annual Report referred to in (a) above; and

(e)           The description of the Common Stock which is contained in our Registration Statement on Form S-1, dated November 6, 1989, File No. 33-31967, effective January 16, 1990, as filed pursuant to the Securities Act of 1933, under the caption “Description of Securities.”

In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) , subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

The Company is a Florida corporation.  The Company’s Articles of Incorporation provides that, to the fullest extent permitted by Florida law, its directors shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director.  This provision in the Articles of Incorporation does not eliminate the directors’ fiduciary duty, and in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Florida law.

In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Company for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Florida law.  The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

The Florida Business Corporation Act, as amended (the "FBCA"), provides that, in general, a business corporation may indemnify any person who is or was a party to any proceeding (other than an action by, or in the right of, the corporation) by reason of the fact that he or she is or was a director or officer of the corporation, against liability incurred in connection with such proceeding, including any appeal thereof, provided certain standards are met, including that such officer or director acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and provided further that, with respect to any criminal action or proceeding, the officer or director had no reasonable cause to believe his or her conduct was unlawful.

In the case of proceedings by or in the right of the corporation, the FBCA provides that, in general, a corporation may indemnify any person who was or is a party to any such proceeding by reason of the fact that he or she is or was a director or officer of the corporation against expenses and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, provided that such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim as to which such person is adjudged liable unless a court of competent jurisdiction determines upon application that such person is fairly and reasonably entitled to indemnity.

To the extent that any officers or directors are successful on the merits or otherwise in the defense of any of the proceedings described above, the FBCA provides that the corporation is required to indemnify such officers or directors against expenses actually and reasonably incurred in connection therewith.  However, the FBCA further provides that, in general, indemnification or advancement of expenses shall not be made to or on behalf of any officer or director if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe it was unlawful; (ii) a transaction from which the director or officer derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the director has voted for or assented to a distribution made in violation of the FBCA or the corporation's articles of incorporation; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

The FBCA also permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against the person and incurred by him or her in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify the person against such liability under provisions of this section.  The Company’s Bylaws permit, and our Board of Directors authorized, the purchase of liability insurance for the Company’s officers and directors.  The Company’s Bylaws provide that the Company will indemnify its directors and officers and may indemnify its employees and other agents to the fullest extent permitted by Florida law.

To grant additional assurances to the Company’s Board of Directors, we have entered into an Individual Director Indemnification Agreement with each of its directors pursuant to which the Company has contractually obligated itself to indemnify and advance expenses on behalf of such directors to the extent permitted under Section 607.085 of the FBCA.  These agreements supplement the protections offered under the Company’s Articles of Incorporation, Bylaws, its liability insurance coverage or under Florida law and provide a contractual obligation to provide such indemnity coverage.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.  The Company believes that its Articles of Incorporation and Bylaw provisions are necessary to attract and retain qualified persons as directors and officers.

Item 7.  Exemption From Registration Claimed.

Not applicable.  No restricted securities are being reoffered or resold pursuant to this Registration Statement.

Item 8. Exhibits.

4.1	The Technology Research Corporation Amended and Restated 2000 Long Term Incentive Plan dated August 24, 2000 is hereby incorporated by reference.
5.1	Legal Opinion of Bush Ross, P.A. regarding legality of the Common Stock.
23.1	Consent of Independent Registered Public Accounting Firm
24.1	Power of Attorney (included on signature page)

Item 9.  Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

(i)	include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
reflect in the prospectus any facts or event arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement;

(iii)
include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Company pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933,  each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Securities and Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities and Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions (see Item 6) or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company, Technology Research Corporation, a corporation organized and existing under the laws of the State of Florida, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the  undersigned, thereunto duly authorized, in the City of Clearwater, State of Florida, on March 31, 2009.

Technology Research Corporation

By: /s/ Owen Farren
      Owen Farren, President and Chief Executive Officer
      (Principal Executive Officer)

By: /s/ Thomas G. Archbold
      Thomas G. Archbold, Chief Financial Officer
      (Principal Financial and Accounting Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Owen S. Farren and Thomas G. Archbold, and each of them, as attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming anything the said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Act, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date
/s/ Owen Farren Owen Farren	President and Chief Executive Officer	March 27, 2009
/s/ Raymond B. Wood Raymond B. Wood	Director	March 27, 2009
/s/ Gerry Chastelet Gerry Chastelet	Director	March 27, 2009
/s/ Patrick M. Murphy Patrick M. Murphy	Director	March 27, 2009
/s/ David F. Walker David F. Walker	Director	March 27, 2009
/s/ Raymond V. Malpocher Raymond V. Malpocher	Director	March 27, 2009
/s/ N. John Simmons, Jr. N. John Simmons, Jr.	Director	March 27, 2009

Exhibit Index

4.1	Technology Research Corporation 2000 Amended and Restated Long Term Incentive Plan
5.1	Legal Opinion of Bush Ross, P.A.
23.1	Consent of Independent Registered Public Accounting Firm
24.1	Power of Attorney (included on signature page)